Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Vulcan Materials Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Rules 457(c) and 457(h)	8,200,000 (2)	$266.81 (3)	$2,187,842,000	$153.10 per $1,000,000	$334,958.62
Total Offering Amounts					$2,187,842,000		$334,958.62
Total Fee Offsets							—
Net Fee Due							$334,958.62

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional securities that may from time to time be offered or issued under the Vulcan Materials Company 2025 Omnibus Long-Term Incentive  Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 8,200,000 shares of Common Stock that may become issuable under the Plan pursuant to its terms.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s Common Stock as reported on the New York Stock Exchange on May 7, 2025.